Exhibit 99.1
Prestige Announces Agreement to Acquire the Dramamine Brand from McNeil-PPC, Inc.

IRVINGTON, N.Y., December 16, 2010 – Prestige Brands Holdings, Inc. (“Prestige Brands” or “Prestige”) (NYSE: PBH), a leading marketer of branded consumer products, today announced that it has entered into a definitive agreement to acquire the assets associated with the Dramamine® business in the U.S. (“Dramamine”) from McNeil-PPC, Inc. for $76 million in cash.  The transaction is expected to generate tax attributes with a present value of approximately $14 million, which would imply an effective purchase price of approximately $62 million.  The transaction is subject to customary closing conditions, including clearance under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and is expected to close prior to the end of January 2011.

Dramamine is the #1 brand in the OTC-motion sickness category in the U.S. with an estimated market share of approximately 32%.  Dramamine products are used for the prevention and treatment of nausea, vomiting and dizziness symptoms associated with motion sickness.  The addition of this leading  brand further strengthens Prestige's presence in the OTC arena.

“Strategic acquisitions in the OTC market are core to our shareholder value creation strategy.  Dramamine represents a continuation of our strategy to acquire OTC brands that are broadly recognized by consumers, are important to retailers, and have strong positions in their categories. We are strengthening Prestige’s portfolio of leading brands in attractive OTC categories with the addition of Dramamine,” said Matthew Mannelly, Prestige Brands Chief Executive Officer.

“The Company expects to quickly and smoothly integrate Dramamine into the Prestige portfolio and drive growth through enhanced brand support.  Prestige has made a significant commitment to invest behind our key brands in the portfolio and intends to extend this investment philosophy to Dramamine when the acquisition is completed,” continued Mannelly.

To fund the Dramamine transaction, Prestige will use cash on hand and funds made available through the bank and bond financing recently completed to fund Blacksmith Brands and other acquisitions.  For the Blacksmith transaction, Prestige had originally anticipated using an all bank debt structure.  However, due to favorable market conditions and this additional acquisition opportunity, the Company elected to pursue an expanded and more flexible bank and bond financing at a modestly higher cost.

The acquisition is expected to be accretive to earnings per share in FY2012. Prestige intends to provide an update on the Blacksmith Brands integration as well as the Dramamine acquisition at its next earnings call scheduled for February 3, 2011.

Sawaya Segalas & Co., LLC is acting as exclusive financial advisor to Prestige with respect to the transaction.

About Prestige Brands

Prestige Brands markets and distributes brand name over-the-counter healthcare and household cleaning products sold throughout the U.S., Canada, and in certain international markets.  Key brands include Chloraseptic® sore throat remedies, Clear Eyes® eye care products, Compound W® wart removal treatments, The Doctor’s® NightGuard® dental protector, Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® and Effergrip® denture care products, Luden’s® cough drops, NasalCrom® allergy treatment, and Comet® and Spic and Span® household cleaners.

Forward-looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would” and similar expressions are intended to identify forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which include the tax-effected purchase price for the Dramamine acquisition, Prestige's revenues to be generated from OTC products, the value of Dramamine inventory to be acquired in the acquisition, the expected effects of the Dramamine acquisition on 2012 earnings, and the ability to successfully integrate the Dramamine business into Prestige’s OTC portfolio, involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein.  These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, our ability to complete the acquisition of Dramamine, the ability to meet debt service requirements, adverse changes in federal and state laws relating to the over-the-counter health care industry, availability and terms of capital, ability to attract and retain qualified personnel, ability to successfully integrate newly acquired companies and brands, including Blacksmith Brands and Dramamine, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters described in our Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission, press releases, and other communications, many of which are beyond management’s control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events.  Prestige expressly disclaims any obligation or undertaking to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Contact:  Dean Siegal, Prestige Brands Holdings, Inc.
914-524-6819